Exhibit 10.28


                       FRONTIER COMMUNICATIONS CORPORATION

                  NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY



SIGN-ON OPTIONS
---------------
As approved by the Compensation Committee and subject to Section 3 of the Non-Employee Directors' Equity Incentive Plan (the "Plan"), upon commencement of service on the board each non-employee director will be awarded a grant of 10,000 options to purchase the Company's common stock. These options are exercisable six months after their grant. The price of these options is the Fair Market Value (closing price) of the Company's common stock on the day of the director's election to the board. Options expire ten years after the Grant Date or, if earlier, on the first anniversary of a director's termination of service with respect to options granted after May 25, 2006.

FORMULA PLAN AWARDS
-------------------
Pursuant to Section 4.1(a) of the Plan, each non-employee director will receive a grant of 3,500 stock units on the first business day of each Plan Year (as defined in the Plan).

QUARTERLY RETAINER FEE
----------------------
A non-employee director may elect to receive an annual retainer of either $40,000 cash or 5,760 stock units, in each case payable in quarterly installments as of the first business day of each calendar quarter ($10,000 or 1,440 stock units per quarter).

QUARTERLY MEETING FEES AND STIPENDS
-----------------------------------
A non-employee director may elect to receive meeting fees and stipends, when applicable, in cash or stock units, or a combination of the two forms of compensation.

Each in-person board and committee meeting is valued at $2,000 and each telephonic board and committee meeting is valued at $1,000.

Each Committee Chair and the Lead Director will also receive quarterly stipends as follows:

  Non-Employee Director Stipends                        Qtrly      Annualized
  ----------------------------------------------------------------------------
  Lead Director                                         $3,750      $15,000
  Audit Committee Chair                                 $6,250      $25,000
  Compensation Committee Chair                          $5,000      $20,000
  Nominating and Corporate Governance Committee Chair   $1,875      $7,500
  Retirement Plan Committee Chair                       $1,875      $7,500

Meeting fees and stipends are paid on the last business day of the calendar quarter in which they were earned.



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VALUATION OF STOCK UNITS
------------------------

Fees: The number of units to be awarded to a director who elects to defer all or part of his or her fees and/or stipends in stock units is determined as follows:

     The cash value of the fees and/or stipends payable to the director are divided by 85% of the Fair Market Value (the closing price) of the Company's common stock on the last business day of the calendar quarter in which the fees or stipends were earned.

Dividends: As of the date of any payment of a stock dividend or stock split by the Company, a director's Stock Unit Account will be credited with Stock Units equal to the number of shares of Common Stock (including fractional share entitlements) which are payable by the Company with respect to the number of shares (including fractional share entitlements) equal to the number of Stock Units credited to the director's Stock Unit Account on the record date for such stock dividend or stock split. As of the date of any dividend in cash or property or other distribution payable to holders of Common Stock, the director's Stock Unit Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractional share entitlements) that could have been purchased at the Fair Market Value as of such payment date with the amount which would have been received as a dividend or distribution on the number of shares (including fractional share entitlements) equal to the Stock Units credited to the director's Stock Unit Account as of the record date.

ELECTION RULES AND PROCEDURES
-----------------------------

Each director must elect by December 31 of the preceding year (or within 30 days after the individual becomes a director, in which case the election shall be effective only with respect to amounts that are earned for services performed after the date the election is delivered) whether he or she will receive his or her meeting fees, stipends, and retainer in cash or stock units, or an equal combination of the two forms of compensation. All elections made are irrevocable.

DISTRIBUTION UPON TERMINATION OF SERVICE
----------------------------------------

Upon termination of service as a director, a director's stock unit account shall be paid out in the form of cash (valuing each stock unit at the Fair Market Value (the closing price) of a share of the Company's common stock on the termination date) or Company common stock, at the election of the director (one share of common stock shall be distributed for each stock unit in the director's stock unit account). Absent a valid election, stock units shall be paid out in common stock.